Exhibit 99.1

DIAMONDBACK ENERGY, INC. ANNOUNCES FIRST QUARTER 2019 FINANCIAL AND OPERATING RESULTS; INCREASING CAPITAL RETURN PROGRAM

Midland, TX (May 7, 2019) - Diamondback Energy, Inc. (NASDAQ: FANG) (“Diamondback” or the “Company”) today announced financial and operating results for the first quarter ended March 31, 2019.

HIGHLIGHTS

•	Q1 2019 net income of $10 million, or $0.06 per diluted share; adjusted net income (as defined and reconciled below) of $229 million, or $1.39 per diluted share

•	Q1 2019 Consolidated Adjusted EBITDA (as defined and reconciled below) of $675 million

•	Q1 2019 production of 262.6 Mboe/d (68% oil), up 44% over Q4 2018 and 156% year over year

•	First quarter capital expenditures of $627 million; turned 82 wells to production

•	Declared Q1 2019 cash dividend of $0.1875 per share payable on June 4, 2019; implies a 0.7% annualized yield based on the May 6, 2019 share closing price of $100.70

•	Signed definitive agreements to divest conventional and non-core Permian assets acquired from Energen for $322 million; assets being sold have estimated full year 2019 net production of ~6,500 boe/d

•	Updated full year 2019 production guidance of 272.0 - 287.0 Mboe/d (68% - 70% oil) after giving effect to the divested production from the non-core asset sales closing by July 1, 2019

•	Company expects unhedged oil price realizations between ~90-95% of WTI for the remainder of 2019, based on existing firm transportation agreements and current commodity prices

•	Board of Directors has approved a $2.0 billion capital return program through December 31, 2020, to begin in Q2 2019 through stock repurchase program

"After closing the Energen acquisition in the fourth quarter of 2018, we ensured that Diamondback get off to a fast start in 2019 and showcase the strength of our operations organization and low-cost structure on a larger scale.  During the first quarter of 2019, we successfully integrated the addition of almost 300 employees and displayed our best in class execution metrics on a larger capital plan.  During the quarter, we drilled almost twice as much lateral footage in the Midland Basin as the fourth quarter of 2018 at 15% lower cost per lateral foot, while completing 50 wells at an average per well cost 9% cheaper than the average cost of 20 wells completed in the fourth quarter of 2018.  In the Delaware Basin, we are now completing over 50% more lateral footage per day compared to the first quarter of 2018, and overall well costs continue to trend down year over year," stated Travis Stice, Chief Executive Officer of Diamondback.

Mr. Stice continued, “We navigated a $30 drop in fourth quarter oil prices by immediately cutting activity to start 2019 while still growing production over 5% from our December 2018 exit rate of approximately 250 Mboe/d.  Additionally, Diamondback executed on our “grow and prune” strategy introduced at the time of the Energen acquisition by announcing $322 million of conventional and non-core asset divestitures, which will both lower our cost structure and consolidate our Tier 1 acreage."

CAPITAL RETURN PROGRAM

In addition to the previously announced quarterly dividend, the Company today announced that its Board of Directors has approved an expansion of the Company's capital return program, with the implementation of a stock repurchase program to acquire up to $2.0 billion of its outstanding common stock.

Mr. Stice continued, “As a result of our maturing business and multi-year free cash flow outlook, which has accelerated due to the increase in oil prices and our anticipated oil realization improvement, Diamondback is expanding our capital return program, with up to $2.0 billion of stock repurchases to be executed through the end of 2020.  We anticipate this program will primarily be funded by current and future free cash flow, but also expect to use some of our anticipated cash proceeds from asset sales, our midstream business and our mineral business; all of which we expect will generate substantial cash to Diamondback this year."

"While the consistent growth of our dividend remains our primary return of capital objective, this repurchase program represents the next step in our total return strategy, and signifies Diamondback's evolution from a small cap producer to the large cap Permian pure-play we are today.  Our capital allocation philosophy is grounded on achieving above average year over year growth, supporting a growing dividend, reducing debt consistently and continuing to replace and maintain a deep inventory of Tier 1 acreage, with excess free cash flow to be returned to stockholders. This program is initially targeted toward a stock repurchase program due to our view that buying our stock currently represents substantial value, but we will consider other forms of capital return in the future if we determine them to be effective methods of driving stockholder value."

"To summarize, our free cash flow and related return of capital program are the direct result of the business plan we have been executing since 2015. Assuming $55/Bbl WTI, Diamondback expects to generate over $750 million of free cash flow in 2020 and growing for the foreseeable future. We intend to return the majority of this free cash flow to stockholders in the form of our dividend or other components of our capital return program."

The repurchase program is authorized to extend through December 31, 2020 and the Company intends to purchase stock under the repurchase program opportunistically with funds from cash generated from operations and liquidity events such as the sale of assets. This repurchase program may be suspended from time to time, modified, extended or discontinued by the Board of Directors at any time. Purchases under the repurchase program may be made from time to time in open market or privately negotiated transactions in compliance with Rule 10b-18 under the Securities Exchange Act of 1934, as amended, and will be subject to market conditions, applicable legal requirements, contractual obligations and other factors. Any stock purchased as part of this program will be retired and made available for future issuances by the Company.

NON-CORE ASSET DIVESTITURES

•
Divesting 103,423 net acres, consisting of conventional assets in the Central Basin Platform, Eastern Shelf in West Texas and the Northwest Shelf in New Mexico acquired in the Energen acquisition; executing on "grow and prune" strategy presented in the acquisition announcement

•	Also divesting 6,589 net acres of non-core Southern Midland Basin acreage in Crockett and Reagan counties with minimal associated production

•
Combined gross purchase price of $322 million, subject to certain closing adjustments; net proceeds expected to be applied towards debt reduction and returned to stockholders as part of announced stock repurchase program

•	Assets being sold have estimated net production of ~6,500 boe/d for the full year 2019 from over 3,000 producing wells

•	Upon completion, corporate lease operating expense ("LOE") is expected to be reduced by approximately $0.50/boe for the second half of 2019

•	Both transactions expected to close by July 1, 2019, subject to continued diligence and closing conditions

RBC Richardson Barr is acting as exclusive financial advisor to Diamondback for the sale of the Central Basin Platform and Akin Gump Strauss Hauer & Feld LLP is acting as legal advisor to Diamondback.

OPERATIONS UPDATE

Diamondback’s Q1 2019 production was 262.6 Mboe/d (68% oil), up 156% year over year from 102.6 Mboe/d in Q1 2018, and up 44% quarter over quarter from 182.8 Mboe/d in Q4 2018.

During the first quarter of 2019, Diamondback drilled 83 gross horizontal wells and turned 82 operated horizontal wells to production. The average lateral length for the wells completed during the first quarter was 9,630 feet. Operated completions during the first quarter consisted of 39 Wolfcamp A wells, 23 Lower Spraberry wells, 12 Wolfcamp B wells, four Third Bone Springs wells, two Second Bone Springs wells and two Middle Spraberry wells.

In the Southern Delaware Basin, as part of its joint venture with Carlyle, Diamondback recently began operated development on its San Pedro Ranch acreage in the Southeast portion of its Pecos County acreage position. The Company recently completed two Wolfcamp A wells with an average lateral length of 7,611 feet. These wells commenced production with an average peak 30-day 2-stream initial production ("IP") rate of 197 boe/d per 1,000 feet (79% oil).

Also in Pecos County, Diamondback continues to have strong performance from operated completions targeting the Second Bone Spring. Most recently, the Company completed the Page Royalty State 31-32 B 2SB well with a 10,207 foot lateral, and a peak 30-day flowing IP rate of 182 boe/d per 1,000 feet (91% oil).

In the Northern Delaware Basin, Diamondback recently completed a two-well pad targeting the Wolfcamp A and the Wolfcamp B with an average lateral length of 9,752 feet. The Wolfcamp A well, the Deguello 54-7-2 A 601H, had a peak 30-day flowing IP rate of 298 boe/d per 1,000 feet (69% oil) with the Wolfcamp B well producing 149 boe/d per 1,000 feet (67% oil) over the same period.

FINANCIAL HIGHLIGHTS
Diamondback's first quarter 2019 net income was $10 million, or $0.06 per diluted share. Adjusted net income (a non-GAAP financial measure as defined and reconciled below) was $229 million, or $1.39 per diluted share.

First quarter 2019 Adjusted EBITDA (as defined and reconciled below) was $651 million, up 91% from $341 million in Q1 2018.

First quarter 2019 average realized prices were $46.12 per barrel of oil, $1.32 per Mcf of natural gas and $18.00 per barrel of natural gas liquids, resulting in a total equivalent unhedged price of $35.63/boe. As previously indicated, Diamondback expects realized prices to improve through the remainder of 2019 and 2020 as fixed differential contracts roll off and convert to our commitments on the EPIC and Gray Oak pipelines or move to the current Midland market price. Based on current market differentials and estimated in-basin gathering costs, Diamondback expects to realize ~90-95% of WTI for the remainder of 2019 and

~100% of WTI in 2020, all including the effect of current basis hedges, firm transportation agreements and in-basin gathering costs.

Diamondback's cash operating costs for the first quarter of 2019 were $8.00 per boe, including LOE of $4.61 per boe, cash G&A expenses of $0.55 per boe and taxes and transportation of $2.84 per boe.

As of March 31, 2019, Diamondback had $116 million in standalone cash and approximately $1.9 billion of outstanding borrowings under its revolving credit facility.

During the first quarter of 2019, Diamondback spent $533 million on drilling, completion and non-operated properties, $36 million on infrastructure and $58 million on midstream.

DIVIDEND DECLARATION

Diamondback announced today that the Company's Board of Directors declared a cash dividend for the first quarter of 18.75 cents per common share payable on June 4, 2019, to stockholders of record at the close of business on May 28, 2019.

FULL YEAR 2019 GUIDANCE

Giving effect to the announced asset divestitures expected to close by July 1, 2019, the Company expects full year production to be between 272.0 and 287.0 Mboe/d. Additionally, Diamondback is lowering full year 2019 guidance for LOE to $4.25 - $4.75 per boe from $4.50 - $5.00 per boe previously due to the anticipated sale of the Central Basin Platform assets expected to close by July 1, 2019. Diamondback is also increasing average lateral length completed for the year by 100 feet to 9,500 feet and is lowering Midland Basin well costs to $740 to $780 per completed lateral foot from $770 to $800 per completed lateral foot previously. Finally, Diamondback is lowering midstream service expense (net of revenue) to $0 to $10 million from $35 million to $45 million.

2019 Guidance
	Diamondback Energy, Inc.	Viper Energy Partners LP

Total Net Production – MBoe/d	272.0 - 287.0	20.0 - 23.0
Oil Production - % of Net Production	68% - 70%	67% - 71%

Unit costs ($/boe)
Lease operating expenses, including workovers(a)	$4.25 - $4.75
Gathering & Transportation	$0.40 - $0.70
G&A
Cash G&A	Under $1.00	Under $1.00
Non-cash equity-based compensation	$0.75 - $1.50	$0.40 - $0.65
Depletion	$13.00 - $15.00	$9.00 - $10.50
Interest expense (net of interest income)	$1.00 - $1.50

Midstream service expense (net of revenue; $MM)	$0 - $10
Depreciation ($MM)	$48 - $52
Production and ad valorem taxes (% of revenue)(b)	7.0%	7.0%
Corporate tax rate (% of pre-tax income)	23%

Gross horizontal D,C&E/Ft. - Midland Basin	$740 - $780
Gross horizontal D,C&E/Ft. - Delaware Basin	$1,075 - $1,150
Horizontal wells completed (net)	290 - 320 (255 - 280)
Average lateral length (Ft.)	9,500

Capital Budget ($ - million)
Horizontal drilling and completion	$2,300 - $2,550
Midstream (ex. long-haul pipeline investments)	$225 - $250
Infrastructure	$175 - $200
2019 Capital Spend	$2,700 - $3,000

(a)	Includes approximately $0.25/boe attributable to Central Basin Platform assets.

(b)	Includes production taxes of 4.6% for crude oil and 7.5% for natural gas and NGLs and ad valorem taxes.

CONFERENCE CALL
Diamondback will host a conference call and webcast for investors and analysts to discuss its results for the first quarter of 2019 on Wednesday, May 8, 2019 at 9:00 a.m. CT.  Participants should call (877) 440-7573 (United States/Canada) or (253) 237-1144 (International) and use the confirmation code 5853419.  A telephonic replay will be available from 12:00 p.m. CT on Wednesday, May 8, 2019 through Wednesday, May 15, 2019 at 12:00 p.m. CT.  To access the replay, call (855) 859-2056 (United States/Canada) or (404) 537-3406 (International) and enter confirmation code 5853419.  A live broadcast of the earnings conference call will also be available via the internet at www.diamondbackenergy.com under the “Investor Relations” section of the site.  A replay will also be available on the website following the call.

About Diamondback Energy, Inc.

Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. For more information, please visit www.diamondbackenergy.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than historical facts, that address activities that Diamondback assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events, including proposed sales of assets. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Diamondback. Information concerning these risks and other factors can be found in Diamondback’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the Securities and Exchange Commission’s web site at http://www.sec.gov. Diamondback undertakes no obligation to update or revise any forward-looking statement.

Diamondback Energy, Inc.
Consolidated Balance Sheets
(unaudited, in millions, except share amounts)

	March 31,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$126	$215
Accounts receivable:
Joint interest and other, net	107	96
Oil and natural gas sales	356	296
Inventories	39	37
Derivative instruments	5	231
Prepaid expenses and other	60	50
Total current assets	693	925
Property and equipment:
Oil and natural gas properties, full cost method of accounting ($9,646 million and $9,670 million excluded from amortization at March 31, 2019 and December 31, 2018, respectively)	23,229	22,299
Midstream assets	762	700
Other property, equipment and land	151	147
Accumulated depletion, depreciation, amortization and impairment	(3,095)	(2,774)
Net property and equipment	21,047	20,372
Equity method investments	150	1
Deferred tax asset	150	97
Investment in real estate, net	114	116
Other assets	88	85
Total assets	$22,242	$21,596
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable-trade	$180	$128
Accrued capital expenditures	485	495
Other accrued liabilities	217	253
Revenues and royalties payable	151	143
Derivative instruments	58	—
Total current liabilities	1,091	1,019
Long-term debt	4,670	4,464
Derivative instruments	16	15
Asset retirement obligations	140	136
Deferred income taxes	1,802	1,785
Other long-term liabilities	9	10
Total liabilities	7,728	7,429
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, 200,000,000 shares authorized, 164,615,642 issued and outstanding at March 31, 2019; 200,000,000 shares authorized, 164,273,447 issued and outstanding at December 31, 2018	2	2
Additional paid-in capital	13,019	12,936
Retained earnings	752	762
Total Diamondback Energy, Inc. stockholders’ equity	13,773	13,700
Non-controlling interest	741	467
Total equity	14,514	14,167
Total liabilities and equity	$22,242	$21,596

Diamondback Energy, Inc.
Consolidated Statements of Operations
(unaudited, $ in millions except per share data, shares in thousands)

	Three Months Ended March 31,
	2019	2018
Revenues:
Oil, natural gas and natural gas liquids	$842	$466
Lease bonus	1	—
Midstream services	19	11
Other operating income	2	2
Total revenues	864	479
Operating expenses:
Lease operating expenses	109	37
Production and ad valorem taxes	55	27
Gathering and transportation	12	4
Midstream services	17	11
Depreciation, depletion and amortization	322	115
General and administrative expenses	27	16
Asset retirement obligation accretion	2	1
Other operating expense	1	1
Total expenses	545	212
Income from operations	319	267
Other income (expense):
Interest expense, net	(46)	(14)
Other income, net	1	3
Loss on derivative instruments, net	(268)	(32)
Gain on revaluation of investment	4	1
Total other expense, net	(309)	(42)
Income before income taxes	10	225
Provision for (benefit from) income taxes	(33)	47
Net income	43	178
Net income attributable to non-controlling interest	33	15
Net income attributable to Diamondback Energy, Inc.	$10	$163

Earnings per common share:
Basic	$0.06	$1.65
Diluted	$0.06	$1.65
Weighted average common shares outstanding:
Basic	164,852	98,555
Diluted	165,061	98,769
Dividends declared per share	0.1875	0.125

Diamondback Energy, Inc.
Consolidated Statements of Cash Flows
(unaudited, in millions)

	Three Months Ended March 31,
	2019	2018

Cash flows from operating activities:
Net income	$43	$178
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for (benefit from) deferred income taxes	(33)	47
Asset retirement obligation accretion	2	1
Depreciation, depletion and amortization	322	115
Amortization of debt issuance costs	1	1
Change in fair value of derivative instruments	285	—
Income from equity investment	—	(2)
Gain on revaluation of investment	(4)	(1)
Equity-based compensation expense	14	7
Changes in operating assets and liabilities:
Accounts receivable	(63)	6
Inventories	(4)	(13)
Prepaid expenses and other	(9)	(7)
Accounts payable and accrued liabilities	(190)	(17)
Accrued interest	5	11
Revenues and royalties payable	8	13
Net cash provided by operating activities	377	339
Cash flows from investing activities:
Additions to oil and natural gas properties	(569)	(280)
Additions to midstream assets	(58)	(38)
Purchase of other property, equipment and land	(4)	(2)
Acquisition of leasehold interests	(75)	(16)
Acquisition of mineral interests	(82)	(150)
Investment in real estate	—	(110)
Funds held in escrow	—	11
Equity investments	(149)	—
Net cash used in investing activities	(937)	(585)
Cash flows from financing activities:
Proceeds from borrowings under credit facility	484	224
Repayment under credit facility	(314)	(308)
Proceeds from senior notes	—	312
Proceeds from joint venture	23	—
Debt issuance costs	(3)	(3)
Proceeds from public offerings	341	—
Repurchased shares for tax withholdings	(13)	—
Dividends to stockholders	(21)	—
Distributions to non-controlling interest	(26)	(19)
Net cash provided by financing activities	471	206
Net decrease in cash and cash equivalents	(89)	(40)
Cash and cash equivalents at beginning of period	215	112
Cash and cash equivalents at end of period	$126	$72

Diamondback Energy, Inc.
Consolidated Statements of Cash Flows
(unaudited, in millions)
Supplemental disclosure of cash flow information:
Interest paid, net of capitalized interest	$17	$4
Supplemental disclosure of non-cash transactions:
Change in accrued capital expenditures	$(10)	$41
Capitalized stock-based compensation	$6	$3
Asset retirement obligations acquired	$3	$—

Diamondback Energy, Inc.
Selected Operating Data
(unaudited)

	Three Months Ended March 31, 2019	Three Months Ended December 31, 2018	Three Months Ended March 31, 2018
Production Data:
Oil (MBbl)	16,115	11,968	6,800
Natural gas (MMcf)	21,684	12,952	6,546
Natural gas liquids (MBbls)	3,908	2,689	1,344
Oil Equivalents (MBOE)(1)(2)	23,637	16,816	9,235
Average daily production (BOE/d)(2)	262,633	182,785	102,607
% Oil	68%	71%	74%

Average sales prices:
Oil, realized ($/Bbl)	$46.12	$45.51	$61.64
Natural gas realized ($/Mcf)	$1.32	$1.62	$2.18
Natural gas liquids ($/Bbl)	$18.00	$21.10	$24.57
Average price realized ($/BOE)	$35.63	$37.01	$50.52
Oil, hedged ($/Bbl)(3)	$46.92	$45.31	$56.80
Natural gas, hedged ($ per MMbtu)(3)	$1.49	$1.44	$2.27
Natural gas liquids, hedged ($ per Bbl)(1)	$18.19	$21.09	$24.57
Average price, hedged ($/BOE)(3)	$36.38	$36.72	$47.02

Average Costs per BOE:
Lease operating expense	$4.61	$4.51	$4.04
Production and ad valorem taxes	2.33	2.36	2.96
Gathering and transportation expense	0.51	0.56	0.42
General and administrative - cash component	0.55	0.67	0.96
Total operating expense - cash	$8.00	$8.10	$8.38

General and administrative - non-cash component	$0.59	$0.49	$0.81
Depreciation, depletion and amortization	$13.62	$13.77	$12.48
Interest expense, net	$1.95	$2.26	$1.48
Merger and integration expense	$—	$2.19	$—

(1)	Bbl equivalents are calculated using a conversion rate of six Mcf per one Bbl.

(2)	The volumes presented are based on actual results and are not calculated using the rounded numbers in the table above.

(3)
Hedged prices reflect the effect of our commodity derivative transactions on our average sales prices. Our calculation of such effects includes realized gains and losses on cash settlements for commodity derivatives, which we do not designate for hedge accounting.

NON-GAAP FINANCIAL MEASURES
Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines Adjusted EBITDA as net income plus non-cash (gain) loss on derivative instruments, net, interest expense, net, depreciation, depletion and amortization, non-cash equity-based compensation expense, capitalized equity-based compensation expense, asset retirement obligation accretion expense, (gain) loss on revaluation of investment, merger and integration expense and income tax (benefit) provision. Adjusted

EBITDA is not a measure of net income as determined by United States’ generally accepted accounting principles ("GAAP"). Management believes Adjusted EBITDA is useful because it allows it to more effectively evaluate the Company’s operating performance and compare the results of its operations from period to period without regard to its financing methods or capital structure. The Company adds the items listed above to net income in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within its industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. Adjusted net income is a non-GAAP financial measure equal to net income attributable to Diamondback Energy, Inc. plus non-cash loss on derivative instruments, gain on revaluation of investment and related income tax adjustments. The Company’s computations of Adjusted EBITDA and adjusted net income may not be comparable to other similarly titled measures of other companies or to such measure in our credit facility or any of our other contracts.
The following tables present a reconciliation of the non-GAAP financial measure of Adjusted EBITDA to the GAAP financial measure of net income (loss).

Diamondback Energy, Inc.
Reconciliation of Adjusted EBITDA to Net Income
(unaudited, in millions)

	Three Months Ended March 31, 2019	Three Months Ended December 31, 2018	Three Months Ended March 31, 2018
Net income	$43	$306	$178
Non-cash loss (gain) on derivative instruments, net	285	(245)	—
Interest expense, net	46	38	14
Depreciation, depletion and amortization	322	232	115
Non-cash equity-based compensation expense	20	11	10
Capitalized equity-based compensation expense	(6)	(3)	(2)
Asset retirement obligation accretion expense	2	1	1
Gain (loss) on revaluation of investment	(4)	6	(1)
Merger and integration expense	—	36	—
Income tax (benefit) provision	(33)	85	47
Consolidated Adjusted EBITDA	$675	$467	$362
Adjustment for non-controlling interest	(24)	(11)	(21)
Adjusted EBITDA attributable to Diamondback Energy, Inc.	$651	$456	$341

Adjusted EBITDA per common share:
Basic	$3.95	$3.73	$3.46
Diluted	$3.94	$3.72	$3.45
Weighted average common shares outstanding:
Basic	164,852	122,510	98,555
Diluted	165,061	122,739	98,769

Adjusted net income is a performance measure used by management to evaluate performance, prior to non-cash loss on derivative instruments, gain on revaluation of investment, and related income tax adjustments.

The following table presents a reconciliation of adjusted net income to net income:

Diamondback Energy, Inc.
Adjusted Net Income
(unaudited, in thousands, except share amounts and per share data)

	Three Months Ended March 31, 2019
	Pre-Tax Amounts	Amounts Per Share
Net income attributable to Diamondback Energy, Inc.	$10	$0.06
Non-cash loss on derivative instruments	285	1.73
Loss on revaluation of investments	(4)	(0.02)
Adjusted income excluding above items	291	1.76
Income tax adjustment for above items	(62)	(0.38)
Adjusted net income	$229	$1.39

Derivatives

As of the filing date, the Company had the following outstanding derivative contracts. The Company’s derivative contracts are based upon reported settlement prices on commodity exchanges, with crude oil derivative settlements based on New York Mercantile Exchange West Texas Intermediate pricing and Crude Oil Brent and with natural gas derivative settlements based on the New York Mercantile Exchange Henry Hub pricing. When aggregating multiple contracts, the weighted average contract price is disclosed.

	Crude Oil (Bbls/day, $/Bbl)
	Q2 2019	Q3 2019	Q4 2019	Q1 2020	Q2 2020	Q3 2020	Q4 2020
Swaps - West Texas Intermediate (Cushing)	28,725	30,457	29,457	7,000	7,000	7,000	7,000
	$61.09	$61.09	$61.21	$60.63	$60.63	$60.63	$60.63
Swaps - West Texas Intermediate (Magellan East Houston)	4,000	8,000	8,000	4,000	4,000	4,000	4,000
	$74.64	$66.76	$65.01	$64.38	$64.38	$64.38	$64.38
Swaps - Crude Brent Oil	5,000	7,000	7,000	4,000	4,000	4,000	4,000
	$67.41	$67.86	$67.71	$66.24	$66.24	$66.24	$66.24
Basis Swaps	51,495	45,000	45,000	41,538	41,538	41,087	41,087
	$(5.25)	$(5.52)	$(5.52)	$(1.21)	$(1.21)	$(1.21)	$(1.21)
Three-Way Collar Short Put - West Texas Intermediate (Cushing)	25,824	15,652	15,652	8,000	8,000	8,000	8,000
	$39.45	$35.94	$35.94	$45.00	$45.00	$45.00	$45.00
Three-Way Collar Floor - West Texas Intermediate (Cushing)	25,824	15,652	15,652	8,000	8,000	8,000	8,000
	$49.45	$45.94	$45.94	$55.00	$55.00	$55.00	$55.00
Three-Way Collar Ceiling - West Texas Intermediate (Cushing)	25,824	15,652	15,652	8,000	8,000	8,000	8,000
	$64.77	$61.65	$61.65	$67.00	$67.00	$67.00	$67.00
Three-Way Collar Short Put - West Texas Intermediate (Magellan East Houston)	4,000	5,000	5,000	14,000	14,000	14,000	14,000
	$57.50	$50.00	$50.00	$50.00	$50.00	$50.00	$50.00
Three-Way Collar Floor - West Texas Intermediate (Magellan East Houston)	4,000	5,000	5,000	14,000	14,000	14,000	14,000
	$67.50	$60.00	$60.00	$60.00	$60.00	$60.00	$60.00

	Crude Oil (Bbls/day, $/Bbl)
	Q2 2019	Q3 2019	Q4 2019	Q1 2020	Q2 2020	Q3 2020	Q4 2020
Three-Way Collar Ceiling - West Texas Intermediate (Magellan East Houston)	4,000	5,000	5,000	14,000	14,000	14,000	14,000
	$77.68	$66.10	$66.10	$68.61	$68.61	$68.61	$68.61
Three-Way Collar Short Put - Crude Brent Oil	8,000	8,000	6,000	16,000	16,000	16,000	16,000
	$55.00	$52.50	$51.67	$50.63	$50.63	$50.63	$50.63
Three-Way Collar Floor - Crude Brent Oil	8,000	8,000	6,000	16,000	16,000	16,000	16,000
	$65.00	$62.50	$61.67	$60.63	$60.63	$60.63	$60.63
Three-Way Collar Ceiling - Crude Brent Oil	8,000	8,000	6,000	16,000	16,000	16,000	16,000
	$81.25	$78.88	$78.47	$74.74	$74.74	$74.74	$74.74

	Natural Gas (Mmbtu/day, $/Mmbtu)
	Q2 2019	Q3 2019	Q4 2019
Natural Gas Swaps - Henry Hub	70,000	70,000	70,000
	$3.06	$3.06	$3.06
Natural Gas Basis Swaps - Waha Hub	70,000	70,000	70,000
	$(1.56)	$(1.56)	$(1.56)

	Natural Gas Liquids (Bbls/day, $/Bbl)
	Q2 2019	Q3 2019	Q4 2019
Natural Gas Liquid Swaps - Mont Belvieu	7,582	7,500	7,500
	$27.30	$27.30	$27.30

Investor Contact:
Adam Lawlis
+1 432.221.7467
alawlis@diamondbackenergy.com